Exhibit 99(g)(2)

FIRST AMENDMENT TO CUSTODIAN AGREEMENT

THIS FIRST AMENDMENT is dated as of September 11, 2012 (the “Amendment”), to the Custodian Agreement (the “Agreement”) between BBH Trust, a Delaware statutory trust (the “Fund”) and Brown Brothers Harriman & Co. (“BBH” or the “Custodian”), a limited partnership formed under the laws of the State of New York.

WHEREAS, BBH and the Fund are parties to a Custodian Agreement dated February 1, 2007, (together with any schedules, exhibits, annexes thereto, and as otherwise modified, supplemented, and/or amended prior to the date hereof, the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows:

1. Amendments to the Agreement.

(A)   Section 7.4 of the Agreement is hereby amended to read as follows:

“The Custodian shall, subject to the terms of this Section, settle foreign exchange transactions (including contracts, futures, options and options on futures) on behalf and for the account of the Fund with such currency brokers or banking institutions, including Subcustodians, as the Fund may direct pursuant to Instructions. The obligations of the Custodian in respect of all foreign exchange transactions shall be contingent on the free, unencumbered transferability of the currency transacted on the actual settlement date of the transaction.”

(B)	Section 7.4.2 of the Agreement is hereby deleted.

2. Representations.

Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this First Amendment, and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

3. Miscellaneous.

(A)  This First Amendment may be executed and delivered in counterparts (through facsimile transmission or otherwise in writing), each such counterpart shall be deemed an original, and all such counterparts, together, shall constitute a single agreement.

(B)  This First Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect thereto. Upon execution and delivery of this Amendment, the Agreement shall be modified and amended in accordance with the terms herein and shall continue in full force and effect.

(C)  This First Amendment shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine.

(D)  The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment. All capitalized terms used herein which are not defined herein shall have the meanings set forth in the Agreement.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.	BBH TRUST

By:/s/ James R. Kent	By/s/ Radford W. Klotz
Name: James R. Kent	Name: Radford W. Klotz
Title: Managing Director	Title: President

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